Exhibit 99.2

Final Transcript

Conference Call Transcript

SUP — Q4 2004 Superior Industries Earnings Conference Call

Event Date/Time: Feb. 18. 2005 / 1:00PM ET
Event Duration: 1 hr 18 min

CORPORATE PARTICIPANTS

Jeff Ornstein
Superior Industries — CFO

Mike O’Rourke
Superior Industries — SVP-Marketing

Steve Borick
Superior Industries — CEO

CONFERENCE CALL PARTICIPANTS

Ronald Tadross
Banc of America Securities — Analyst

Chris Ceraso
Credit Suisse First Boston — Analyst

David Leiker
Robert W. Baird — Analyst

Brett Hoselton
KeyBanc Capital Markets — Analyst

Rob Hinchliffe
UBS — Analyst

Darren Kimball
Lehman Brothers — Analyst

Michael Bruynesteyn
Prudential Securities — Analyst

Jon Rogers
Smith Barney — Analyst

Steve Girsky
Morgan Stanley — Analyst

Fritz Von Carp (ph)
Sage Asset Management — Analyst

Adam Camora (ph)
Entrust Capital — Analyst

Walter Schlough (ph)
Walter and Edwin Schlough — Analyst

Frank Danue
Adodge Capital — Analyst

PRESENTATION

Operator

     Good day, everyone and welcome to the Superior Industries fourth quarter earnings teleconference. And now for opening remarks and introductions I would like to turn the conference over to Mr. Jeff Ornstein. Please go ahead, sir.

Jeff Ornstein - Superior Industries — CFO

     Good morning. Good afternoon in New York. Superior announced fourth quarter earnings this morning. Sales for the fourth quarter were 234.5 million, and net income of 11.9 million, or $0.45 per share. Our operating income of 14.1 million, or 6 percent, that was reported was better than expected considering the impact of a reserve in the amount of 2.9 million pretax. This reserve was charged to earnings in the fourth quarter for the Tower bankruptcy, a component tier 1 customer. Without the Tower reserve, the operating income would have been 17 million, or 7.2 percent. We still reported the $0.45 net income per share as a favorable tax adjustment of 1.4 million, almost offset the entire impact of the Tower reserve.

Aluminum wheel shipments were down 6.7 percent even though revenues were up a modest 1.6 percent. This was caused by increased component sales to 10.7 million for the quarter, and that was double the fourth quarter of ‘03; and increased aluminum pass-throughs. Our major customers, Ford and GM’s, production were down 10.6 and 3.2, respectively. Once again, our major platforms, F-150, Explorer and GM T-800 were hit hard by the fourth quarter production cutbacks that we have all read about. The bright spot is that DCX sales for Superior jumped to 14.1 percent of our shipments in the quarter, primarily due to the Jeep Grand Cherokee award that we announced recently.

For the year, our customer mix break down was as follows: GM, 45 percent; Ford, 36 percent; DCX, 9 percent; and international customers 10 percent. All those numbers do not include the European customer shipments from our Hungarian joint venture plant.

Completion of our expansions and progress on our automation programs are yielding improvements in operations. However, as you would expect, with the production cutbacks our plants are now faced with serious capacity underutilization issues which are offsetting these improvements. Production schedules and planning is extremely volatile, mostly on the downside, and making it difficult to to plan, staff, and schedule our factories in an efficient manner. Accordingly, given the worldwide competitive pricing pressures that we have described fully in prior calls, margins are squeezed to the point where it is much more difficult to offset these price reductions without — with corresponding cost reductions.

According to some analysts, GM and Ford production volumes will likely be down sharply in the first half of ‘05. However, our top line will likely get hit even harder due to our dependence on the mid and full-size truck platforms where production cuts are concentrated. First quarter production schedules are weak. For example, analysts estimate that GM and Ford volumes will be down roughly 7 and 9 percent in the first quarter of ‘05, respectively. However, we believe that production volumes for the GM T-800, Ford Explorer and Expedition, all of which are key platforms for our company, will be down even more.

For instance, quarter 1 ‘05 to date, the GM T800 is reported already down 25 percent year-over-year. Consequently, for Superior’s first quarter ‘05, shipment volumes are estimated to be down more than 15 percent from the same period a year ago. Big three truck platforms, which at one time served us so well, are now contributing to our capacity utilization difficulties. A significant responsibility of a company’s management is problem-solving. We are paid by our shareholders to anticipate, mitigate, and solve problems. These can range from internal operating challenges to customer issues, to external macro events and markets.

Superior is without question facing very real problems related to customer pricing pressures and the impact of globalization on the auto supplier industry. However, our company has had a history of facing problems and solving them, and we are confident that this will be the case in our current situation. In response, we are moving to methodically and profitably extend our global footprint and increase our low-cost manufacturing capability. We are building a highly automated facility with the most current proven manufacturing technology in Chihuahua, Mexico. By leveraging our existing skilled, experienced management team, utilizing current efficient manufacturing equipment and facilities to provide a training ground to ensure a quick start-up of this new plant. Construction activity has picked up and is progressing on schedule, including all footers being completed, steel girders for the casting area are now completed; and today, as we speak, we have a full compliment of construction people on site at this time.

As we review the outstanding results that we have achieved in our existing two Mexican plants, we become more convinced that it is the right decision to meet the globally competitive pricing pressure we now and will continue to face in the future. We continue to explore global expansion opportunities. The key focus is serving emerging domestic markets with a long run profitable business model with potential export opportunities in the initial launch process. This is a major focus for the Company’s management with discussions ongoing with potential JV partners and evaluation of potential opportunities.

As you are aware, the European competitive situation is even more severe in the pricing arena than in North America, with extreme overcapacity and the predominance of privately held companies, pricing wars are common for any wheel business that is up for bid. We have done well in this environment by being a high-quality supplier with two choices of manufacturing. Namely, low-pressure casting, and forging of extremely light-weight wheels which are in high demand in Europe. This demand is driven by high fuel costs and the corresponding desire for higher miles per gallon. We represent a high quality alternative source centrally located in a low-cost labor region of Hungary. OEMs like Audi, Volkswagen and BMW, just to name a few, turn to Superior’s joint venture for their reputation for quality and reliability for their requirements.

Our share of income, helped by the strong euro and reasonably steady shipment levels, amounted to 8.6 million and 2.1 million for the year and the quarter, respectively. Those were in U.S. dollars. These amounts are comparable to the prior year.

As you are aware our component business is expanding its top line. New programs have been added and we are operating at a 40 million annual sales rate in the fourth quarter. Our issues and our ability to make a decent return are related to the start-up nature of these operations, caused by our customer delays and the same auto industry factors that are now impacting our wheel business. Pricing pressures have prevented this segment to grow as quickly as we expected, since even though aluminum is significantly lighter than steel or cast-iron, it is in most instances more expensive. In addition, we were not able to manufacture efficiently on a volume basis. Major improvement programs are in place, senior management detail reviews are in process. Our quality is excellent, our know-how has improved dramatically, but we must execute efficient manufacturing with less cost. We expect that we can get to break even, after depreciation, later in this year. We are cash flow positive for full year ‘05.

Unfortunately, as you know, we had to reserve the 2.9 million in the fourth quarter for the receivables related to the Tower bankruptcy. Tower included our control arm in the suspension assembly for one of our GM programs. In addition, you will note that we reduced our tax reserve in the fourth quarter by a net amount of 1.4 million. Tax exposures are common in large companies, and there is increased focus by the SEC in this area.

Accounting judgment is required to reserve for probable disallowance on audit. Accounting rules now dictate that general reserves are not allowed, and that changed substantive facts or a specific event must exist to change a reserve amount. The resolution of an audit by taxing authorities or the expiration of statute of limitations governs when an exposure is no longer required. In our case the statute expired on certain previously identified exposures and we identified additional probable exposures, the net effect of which was a $1.4 million reduction. Consequently, earnings were improved in the fourth quarter and our annual tax rate was reduced to 32.5 percent.

Going forward, each quarter we will establish a forecasted annualized effective tax rate based on the business conditions for the full year. In addition, this will then be subject to quarterly adjustment based on a review of all open tax matters.

Finally, as a result of the substantial production cut-backs in our served market, we are comfortable at approximately $0.30 per share for the first quarter, which I believe is in line with consensus average analyst estimates. However, I do want to point out that the estimates show a fairly substantial range at this time.

Now I’d like to go over the detail numbers and then we will be available for questions. The sales for the quarter were 234,501,000, with components being 10,745,000 of that. The sales year to date were 901,755,000, with components coming in at 29,497,000 for the year. Operating income, 14 million, as I mentioned, the 6 percent, which was impact by the Tower receivable, and year-to-date would have been 56,340,000; which brings net income at 11,929,000 compared to 23,051,000 a year ago. Year-to-date, we’ve recorded 44,655,000; 73,720,000 in ‘03. That brought our earnings per share for the quarter at $0.45 compared to $0.85 a year ago; $1.67 compared to $2.73 a year ago.

As I mentioned, our units shipped were down 6.7 percent for the quarter and virtually flat for the year; slightly up, less than 1 percent. That’s in light of a North American production that was up 3.2 percent, but when you look at our served market, Ford and GM, they were both down substantially. For the year, production looks apparently flat, with Ford and GM being down 7 and 6 percent, respectively.

Penetration of aluminum wheels continue to increase slightly. As I mentioned, our forecast is currently about 2 basis points each year, and that’s in line. It’s currently at about 62 percent. Our plant utilization, as I reported, is going to be our major challenge. Was in the fourth quarter and will continue to do so for the full year. Our gross margin — profit margin is reduced to 9.7 percent in the quarter, and for the year came in at 9.1 percent compared to 14.7.

Our SG&A is well in control and, not including the Tower charge, came in at 2.4 percent; 2.5 percent full year. And our net income in the quarter, 5.1; and 5.0 for the year— for the year— year-to-date. Shareholders equity, 617,974,000 compared to 592,206,000. Our current ratio is extremely strong at 4.2 to 1. We have no long-term debt. And our average shares were 26,666,000 for the quarter against 27,108,000. Our average shares for the year in the calculation was 26,809,000 compared to 27,033,000. Our actual shares are— right now stand at 26,621,000 compared to 26,768,000.

Our depreciation was 10,203,000 for the quarter. Our depreciation for the year, 39,151,000 compared to 33,577,000, and we have an estimate for ‘05 of about 42 million. CapEx for the quarter, 10.5 million. Our CapEx for the year 54.6 million, and our estimate for next year of cash capital expenditures will be about 80 million. As you know, we’re building a plant in Mexico for about 80 million, but we estimate not all of that will go out in — and be charged to next year. Interest income came in at 848,000 compared to 553,000. So our interest for the year was 2.7 million. As you know, the joint venture income was about 2 million, comparable to last year, and 8 million a year ago.

I will go over the balance sheet now. The cash, interestingly, on the cash and short-term investments stand at 120 million but that’s because we changed our portfolio in the fourth quarter; so there’s about 37 million in long-term. So the cash, when you consider the long-term, which is in very high-grade, investment-grade bonds, you’ll find that our cash is comparable to the balance at 12/03 of about 156 million. Accounts receivable 150 million. Inventories come in at 90 million, up from the September period of about 5 million but much of that is due to the aluminum increases. Current deferred taxes at 2.6 million, and I have to warn you that the final tax balance sheet reviews have not been done, so these numbers are preliminary and subject to change. Other current assets at 6.2 million. Our property, plant, and equipment at 274.8 million. Investments at 92 million. Other assets at 8.8 million. Total assets 744.5 million. Accounts payable at 42.4 million. Accrued expenses at 44.9. Deferred income taxes at 22 million. Other long-term liabilities 17.2 million.

Once again, remember the deferred taxes could be subject to change we’re not finished doing all our reviews. Shareholder equity at 618 million, total liabilities and equity at 744.5 million. That concludes my formal remarks and we will be available for questions. Operator, you may start the questions.

QUESTION AND ANSWER

Operator

     [Operator Instructions] Ronald Tadross, Banc of America Securities.

Ronald Tadross - Banc of America Securities — Analyst

     So, I’m sorry, I didn’t get the inventory number. Did you give a number for what inventory was?

Jeff Ornstein - Superior Industries — CFO

     90 million— 90 million even, yes. About 85 million in the third quarter.

Ronald Tadross - Banc of America Securities — Analyst

     Okay. And on your customer — did you say the customers were down— your programs were down 14 percent in the fourth quarter?

Jeff Ornstein - Superior Industries — CFO

     Our shipments were down— in the fourth quarter 6.7 percent.

Ronald Tadross - Banc of America Securities — Analyst

     Okay. And did you give us an idea of what you thought your customers did? Your programs?

Jeff Ornstein - Superior Industries — CFO

     Yes. I believe we said Ford was down 20 and GM was down 13.

Ronald Tadross - Banc of America Securities — Analyst

     Okay. And then on a go-forward basis, maybe in the first quarter you alluded to the fact that your customers would be down — your programs would be down more than GM and Ford—

Jeff Ornstein - Superior Industries — CFO

     — I’m sorry, stop, stop. Our customers are down 10 and 3 is what I said. I picked up a wrong number.

Ronald Tadross - Banc of America Securities — Analyst

     In the fourth quarter.

Jeff Ornstein - Superior Industries — CFO

     In the fourth quarter, yes.

Ronald Tadross - Banc of America Securities — Analyst

     And in the first quarter, are you — do you know roughly what your programs are doing?

Jeff Ornstein - Superior Industries — CFO

     Well what I said was, in my comments, that we expect our shipments to be down greater than 15 percent. So I’m not sure what your question is.

Ronald Tadross - Banc of America Securities — Analyst

     Okay. So — I guess my question is, are you growing at all? I’m sure you are, because this year your customers were down more than your shipments. But maybe on a go forward basis, maybe ‘05 and ‘06, you can give us an idea of what your unit growth is— excluding— gross of kind of any changes in your big three customer mix.

Jeff Ornstein - Superior Industries — CFO

     Well, I’m not sure how to answer that except I’ve said, and I said in the last call, that we would be flat to slightly down this year. Obviously I have to readjust that now because there’s some pretty heavy cuts here in the first half of the year. So I’m not giving a forecast for the full year purposefully, because the situation is so volatile right now it’s just impossible to determine what — never mind the rest of the year, what the rest of the first half is going to be like. So, you know, it’s going to be difficult to comment beyond the fact that we’re down pretty significantly in the first quarter. I would leave it up to you to tell me whether that’s it and things are going to get back to normal and inventories are in better shape and trucks are going to start selling again. I really don’t know.

Ronald Tadross - Banc of America Securities — Analyst

     Well, just— maybe then on the flat to slightly down forecast that you had in the past, what kind of, you know, big three or truck declines were you anticipating?

Jeff Ornstein - Superior Industries — CFO

     I don’t do it in that detail. We do it program by program in our arena based on historical and then we try to adjust it based on current economic conditions and obviously we’re starting to adjust it now based on these current conditions. But we don’t do it quite the same way you do with the macro information. We concentrate more on our programs and what we’re getting fed by our customers which, right now, as I said is very volatile and very difficult to read.

Ronald Tadross - Banc of America Securities — Analyst

     All right. One other question. You talked about price reductions, and I know you guys have had — you’ve reduced prices a little bit in 2004, and I’m sure a little bit in ‘05. But are there— going forward, are your price reductions at an unusual rate, you know, given the fact that you maybe already agreed to some price reductions on programs that you’ve not started to deliver yet? Or, going forward, are they on a— kind of a more normal historical rate?

Jeff Ornstein - Superior Industries — CFO

     Okay, tell you what I’m going to do. Number one is I just want to correct something you just said, because I think we leave people with a bad impression.

Ronald Tadross - Banc of America Securities — Analyst

     Okay.

Jeff Ornstein - Superior Industries — CFO

     You said we’ve adjusted prices a little bit. I think we’ve pretty clearly said in the last call that pricing is major issue for this company. For you to state that prices have been adjusted a little bit is really a serious misstatement that I want to clear up. Okay?

Ronald Tadross - Banc of America Securities — Analyst

     Okay.

Jeff Ornstein - Superior Industries — CFO

     So that’s step one. Step two, what I’d like to do is ask Mike O’Rourke who’s with me, our head of marketing, to characterize what’s going on now. He’s our Senior VP of Marketing.

Mike O’Rourke - Superior Industries — SVP-Marketing

     Well, we talked before, I think in the last call, Jeff, made it clear that pricing is an ongoing, fluctuating situation. So it’s not something you just say happens in ‘04 or ‘05, and it’s — it depends on a lot of factors. Market, the overall conditions that we have to compete in. So I really would say that it’s going to continue to be like that as we go forward. It’s going to continue to be volatile, and we’re seeing a little bit of stabilization, but I don’t want to say that that is the— the— the end all, because as we know, with anything, gasoline, whatever, it’s going to be a function of the market.

Operator

     Chris Ceraso, Credit Suisse First Boston.

Chris Ceraso - Credit Suisse First Boston — Analyst

     Few items. First a quick one. The— the loss in the components business, does that include the charge for Tower or did you take that at the corporate level?

Jeff Ornstein - Superior Industries — CFO

     — number you’re looking at?

Chris Ceraso - Credit Suisse First Boston — Analyst

     I’m sorry?

Jeff Ornstein - Superior Industries — CFO

     What number are you referring to?

Chris Ceraso - Credit Suisse First Boston — Analyst

     I think you reported an operating loss in the components business of 2.7 million.

Jeff Ornstein - Superior Industries — CFO

     That does not include the 2.9 unusual adjustment that was recorded in the fourth quarter and the reason is that’s in— below operations so I was reporting more the operating loss than the— but, yes, I’m glad you asked that. That’s a clarification we should have made. We will in the annual report. We’ll make it clear.

Chris Ceraso - Credit Suisse First Boston — Analyst

     The — I’m trying to get a better feeling for the timing and the magnitude of some of the cost actions that you’re taking and some of the productivity improvements that are underway. Did you start to see some of that already in Q4? What’s — is it still sort of back-end loaded in terms of 2005? Does it build into 2006? I’m just trying to gauge in the scope of operating margins at Superior that have come down from, you know, what used to be 18 to 20 percent to kind of the mid single-digit range, where— where do you think that gets to?

Jeff Ornstein - Superior Industries — CFO

     Well, that — where it gets to is a function of many factors that go beyond our ability to reduce costs. As you know.

Chris Ceraso - Credit Suisse First Boston — Analyst

     Right, no, obviously. But how much can—

Jeff Ornstein - Superior Industries — CFO

     — It has to do with capacity utilization, has to do with the selling prices we talked about, and —. But to characterize the cost improvements, we are under a severe serious cost reduction program here in the Company. But realistically there’s only so much you can do. When you have a plant embedded in a particular area where your costs are such, it’s hard to make significant improvements, although we don’t rest on our laurels, and we are working extremely hard to improve those operations. We are seeing the end of some we are working extremely hard to improve those operations.

We are seeing the end of some of the disruptions caused by the capacity expansion. We are seeing some root cause analysis really take hold and some internal reject rates going down, so we are encouraged by all of that. However, the real key move is this move to Mexico. I mean, that’s going to be the major cost reduction move.

Secondly, what’s happening at the same time, when your sales go down 15 percent — I’m sorry, yes, when your shipments go down 15 percent in the first quarter, all bets are off, so to speak. We can work as hard as we can, and we can get wheels down even $2 a wheel, let’s just say, but you can get a $3 hit from absorption because of your sales being down so much. Remember, once again, you can’t think of Superior as one plant making 15 million wheels annually. It’s a series of seven plants that make different configurations of different wheels and different plants get hit harder than others, and these are tough decisions these days, and our guys are working extremely hard. It’s extremely challenging when all of a sudden you learn that a Doraville’s going to shut down for three weeks and you weren’t counting on that, and you’ve got people, and what do you do with the people, you can’t tell them to go home and come back when the business is there.

So it’s a heck of a challenge, and that was the concept I was trying to get across. The planning, the staffing, the overtime, to make sure that we satisfy all the customer demands and Mike was very eloquent before, but he’s there pitching to make absolutely sure we don’t miss a delivery and I’ve got my poor manufacturing people saying I don’t have enough— I don’t have enough sales and releases to keep the organization going. So these are — and I’m just being general now. These are tough challenges that we’re going through. We’re working very hard, and Steve Borick has put together what we call teamwork. We work together. We fight a lot, but the bottom line is that we’re working together to try to get to the right answer for the Company, but it’s very challenging times right now.

I’ve been here, as you know, 20 plus years, and I’ve never seen it like this. We’re moving wheels from plant to plant as fast and quickly as we can. We’re discussing— we have almost weekly calls now with each of our plants discussing their issues, their problems, trying to work with them and come up with the best solution. You know, what do you do with a plant that’s geared up for 40,000 wheels and has got a— an ordering rate of 20 or 15? In a particular week. It’s a challenge. It’s tough. What do you do with the people? What do you do with the experience base? So what you do is you try to let go temporaries, you try to work the overtime down, we’ve got plants on four-day weeks.

So, to answer your question, it’s a long way of saying it’s very difficult as a result of all that to then forecast what’s going to happen. So we’re going to stay very short-term oriented in our forecasts, we’re going to ask you, as an intelligent auto macro forecaster to tell us what’s going on with our car companies, GM and Ford particularly, and that then comes to the best answer we can. And right now we’re saying we’re comfortable at around $0.30 for the first quarter. We’re going to be down 15 percent in sales. And that’s as far as I can go with my forecast.

Chris Ceraso - Credit Suisse First Boston — Analyst

     So the biggest swing factor is, if I’m understanding you, is your utilization rate and the level of volume. Your cost savings—

Jeff Ornstein - Superior Industries — CFO

     —plus side and the biggest swing factor on the top line side is the selling prices as compared to historical rates. Now, I was glad— very pleased to hear Mike say it’s somewhat stable. But, again, we can’t go to the bank on that. That’s a temporary situation. These bankruptcies don’t hurt in the automotive industry because that’s our point of our we’re in the for the long haul, we’ve got the financial stability, we’re—. Those are the things that make — that show our strengths even more when a Tower goes bankrupt. Even though they don’t make wheels it’s another bankruptcy in the auto industry, and it’s the pressure that the GM and Ford are putting on the supply base that’s making— yielding them to be very weak, and a weak supply base is good for Superior because we’re a strong company delivering every day quality, service, engineering, et cetera.

Chris Ceraso - Credit Suisse First Boston — Analyst

     Okay. And then if I can just ask one more, if there was one thing you could attribute the better than expected results in the fourth quarter is it the Grand Cherokee?

Jeff Ornstein - Superior Industries — CFO

     No, I wouldn’t specifically say to that. That certainly helped our sales hold up, but I would say it’s just generally a good stable schedule. It was our plants working hard to watch their costs. It’s a lot of things, and just a lot of efforts to make sure we kept our eye on the ball.

Operator

     David Leiker, Robert W. Baird.

David Leiker - Robert W. Baird — Analyst

     Couple of number questions here to start. You took a charge for bad debts of 2.9 million but the Tower bankruptcy filing shows your unsecured amount at 1.7. What’s the difference?

Jeff Ornstein - Superior Industries — CFO

     There are— it’s a complicated issue which I’d rather not get into too much details, but there were payments made just before the bankruptcy that are what — in the legal terms are called preferential— preferential payments.

David Leiker - Robert W. Baird — Analyst

     Right.

Jeff Ornstein - Superior Industries — CFO

     That we believe we probably will have to return. There was an accelerated payment. Only, as you know, when you announce the bankruptcy the court goes back 90 days and say, okay, who got any unusual payments? We got one of those unusual payments. In addition, we don’t agree with the 1.7. We haven’t filed our claim yet.

David Leiker - Robert W. Baird — Analyst

     Okay. Thanks. The component loss in much larger than what I think we would have expected it to be here at the end of the year. You talked a little bit about that. Can you give us a little bit more detail in terms of what’s behind that?

Jeff Ornstein - Superior Industries — CFO

     Well, again, we are continuing to suffer from what I’ll call start-up problems. We never really recovered from the third quarter ramp-up, if you will, of all those new programs where we had to — in the expedited fray, we threw a lot of extra people. That kind of stuff has settled down but the extra people are still there. So we’re still finding that we have higher costs than I’ll say normal or standard that we call it. In other words, we have an engineer go out and he times a particular thing and he does this and we expect a certain reject rate. We’re not meeting those goals in that business.

We have to attribute that to the fact that, hey, we are in a start-up mode, we don’t want to let anything go out the door that isn’t absolutely quality assured, safety checked, et cetera, and so— and so we are — we have to balance the — obviously the profitability of that against making sure we’re doing the right kind of job, letting the people go slowly. We’re starting to see some improvement, but you’re right, we were also disappointed with the level of improvement. Our targets were much greater, and they did not meet those targets, and I can assure you that we have a very heavy aggressive review going on at that division. I’ve been spending a lot of my personal time as well as my analysis staff looking at what’s causing it, why it is, what we need to do about it, but most of our focus is really, David, on the longer term.

We see a viable business, we see some good orders, we see the standards are profitable as compared to the selling prices. So if we can achieve that, if we can execute, we see a viable business. So we’re very encouraged by that. We’re encouraged by new business coming in that we haven’t announced yet, that I can’t talk about. So there’s a lot of positives, but you’re right, we agree that we’re disappointed with our execution.

David Leiker - Robert W. Baird — Analyst

     So the 40 million revenue run rate, what— what do you think that could be 12 months from now?

Jeff Ornstein - Superior Industries — CFO

     The sales?

David Leiker - Robert W. Baird — Analyst

     Yes.

Jeff Ornstein - Superior Industries — CFO

     50 million.

David Leiker - Robert W. Baird — Analyst

     And where do you think you hit the break-even mark on that, if you’re willing to hazard a guess at it today?

Jeff Ornstein - Superior Industries — CFO

     I’m not willing to hazard a guess because we’re not operating on a — an ordinary basis. Once we operate on an ordinary basis we’ve always said that it’d be around 30. Obviously that’s old news.

David Leiker - Robert W. Baird — Analyst

     Okay. The pricing environment continues to be tough, and you’re going to deal with some of those issues here in ‘05. Do you think the incremental impact of price in ‘05 is greater or less than the impact it was in ‘04 ?

Jeff Ornstein - Superior Industries — CFO

     I don’t think there’s much difference. I’ll just comment, that there’s probably not much. I think the big slug we took in ‘04 was the big slug, and that the prices are there now. As Mike says, they’re a little bit stable. I don’t think we’re going to see a major deterioration in ‘05 yet. But, again, and I think what Mike says is so clear and, you guys — I make a statement like that and everybody goes ahead and makes the whole year forecast and they’re done. It doesn’t work that way. Mike could come into the office Monday morning and our good friends over at GM, or Ford, are going to call and say, gosh, we got this here program, and you guys are $2 too high. What are you going to do about? Now.

     It’s not just discussions, it’s what are you going to do about now. And that’s what we’re up against in this pricing environment. So to make any kind of a characterization or commitment would be fool hardy on my part. I can only say that our plans, our projections, our forecasts are such that we don’t believe pricing is getting any worse.

David Leiker - Robert W. Baird — Analyst

     Okay. And what do you think aluminum contributed incrementally to the revenue line here in the quarter? An 8 or $9 million number?

Jeff Ornstein - Superior Industries — CFO

     About $13 million.

David Leiker - Robert W. Baird — Analyst

     13 million.

Jeff Ornstein - Superior Industries — CFO

     Right. Which, again, is not profitable. So the percentage of margin would be lower as a result of that.

David Leiker - Robert W. Baird — Analyst

     That would be a little bit higher than what it seems like aluminum prices were up in —.

Jeff Ornstein - Superior Industries — CFO

     Now, remember, you’re looking at current screening. We’re buying aluminum on a lag basis, so the big increases have been over the last six months or so. So it’s an averaging thing. Our prices and our buying are averaging. You can’t look at any particular point to point. Because you can’t bring the aluminum in the day you ship the wheel.

David Leiker - Robert W. Baird — Analyst

     Okay. Then the last thing here. Are you at the point now where your incremental actions or cost reductions are additive to profit margins? It looks that way with what we’ve seen in the fourth quarter. And is that sustainable?

Jeff Ornstein - Superior Industries — CFO

     Yes, but I caution you that that is only one element of our total margin. When your sales are down 15 percent, it’s going to be hard for me to show improvement in the first quarter.

David Leiker - Robert W. Baird — Analyst

     Yes.

Jeff Ornstein - Superior Industries — CFO

     Although those improvements are embedded in there.

David Leiker - Robert W. Baird — Analyst

     No, I realize that.

Jeff Ornstein - Superior Industries — CFO

     Okay. Just want to caution everybody.

Operator

     Brett Hoselton, KeyBanc Capital Markets.

Brett Hoselton - KeyBanc Capital Markets — Analyst

     Did you repurchase any shares in the quarter?

Jeff Ornstein - Superior Industries — CFO

     Yes, 27,800.

Brett Hoselton - KeyBanc Capital Markets — Analyst

     Then thinking about the earnings outlook for 2005, and I know you’re not going to give us a projection or expectation. Some of the variables you’ve talked about, though, are obviously production schedules, you talked about pricing. What about the give and take between pricing and additional programs or program losses? Are you still finding on a day-by-day, week-by-week, month-by-month basis that you’re— you’re challenged there? You’re still giving up programs or trying to take new programs? How do we think about that? Volume versus pricing.

Jeff Ornstein - Superior Industries — CFO

     Since I’m lucky enough to have my head senior marketing guy here, I’m going to just turn it right over to him and take a break.

Mike O’Rourke - Superior Industries — SVP-Marketing

     Well, Brett, an easy answer-yes.

Brett Hoselton - KeyBanc Capital Markets — Analyst

     Okay. Great, thanks.

Mike O’Rourke - Superior Industries — SVP-Marketing

     It’s always going to be part of the landscape in this business.

Brett Hoselton - KeyBanc Capital Markets — Analyst

     Well, let me ask you a different way. Do you expect to lose any significant programs this year given your outlook for, maybe, relatively steady pricing? And I know that’s not your official outlook, but it’s kind of what you’re suggesting, roughly.

Mike O’Rourke - Superior Industries — SVP-Marketing

     As far as the expectation to lose programs, I’d say no. It’s always going to be, with the OEs, a give and take environment. Like I said before, a little bit of stabilization in waiting to see how some of the players out there, both globally and also North America, are performing. We’re performing very well. Our slate is clean with our major customers, and that’s great. That’s a major plus for us, and we’re— we continue to build on that. So I think we’re in the best position should there be issues and there might be opportunities to take advantage in the marketplace as we go forward into ‘05. I don’t expect to see a lot of pressure to lose business due to strengths with other companies at this time.

Brett Hoselton - KeyBanc Capital Markets — Analyst

     As we think about unit shipments, kind of over the next, let’s say, three years— and again, Jeff, I know you’re hesitant to make forecasts here at this point in time. But kind of probability wise, what’s the likelihood shipments are going to go up versus go down versus be flat?

Jeff Ornstein - Superior Industries — CFO

     It’s great to make three-year projections because nobody’s going to hold me to it, because six months, a year from now, I can change it totally and nobody’s going to remember what I said. But again, based on what I see, based on the Tower bankruptcy and, again, it’s not wheels, but it just is an indication of what’s going on in our industry as a whole. So you’re asking for longer range project— projection, I believe our sales will go up.

I think, once again, there is a bankruptcy as you know in the wheel business today. Will that get cured? Will that result in interrupted shipments? There is talk about a revaluation of the Chinese currency, although modest, it’s still there. There is oil prices continuing to go up, which means shipping costs from China is going to go up. There are all these factors at play that are longer term issues that will raise the cost of and the inability of our competition to deliver wheels on a quality basis. And when a customer, you know, comes running to us because they got this major problem and we work with them to solve it, those kinds of things, I believe, will once again rise to the table and we will increase our sales. I’ve seen it before. I think we’ll see it again. Can I commit to it? No. Do I know it’s going to happen? No. It’s just an opinion that I’m offering up, based on a bunch of factors that I see starting to happen.

Is it happening today? I don’t believe so, not yet. But it — could it? Yes. Have we gotten some phone calls, hey, what if such and such doesn’t perform? Can you give us kind of an idea what you might be able to do for us? Yes, we’re starting to see some of those calls. But, again, I’m not going to put a lot of weight in it yet. Longer term, yes, I put a lot of weight in that kind of thing.

Operator

     Rob Hinchliffe, UBS.

Rob Hinchliffe - UBS — Analyst

     When you’re talking about stable pricing for next year, is it— are you seeing your competitors sort of capitulate and not go lower? Or— why stable?

Jeff Ornstein - Superior Industries — CFO

     Okay, I’m going to turn it over to Mike again because he used the word stable.

Mike O’Rourke - Superior Industries — SVP-Marketing

     The way I describe is, obviously over the last couple years we’ve seen a lot of pressure on the pricing side. The whole competitive landscape has been changed with the introduction of the potential competition from Asia and the situation here in North America with some of the— some of the players. So a lot of that’s kind of gone through and we’re seeing some of these pricing levels, you know, let’s face it, I don’t think they can go much lower. And a lot of people that have pressed the pricing pressure to get volume, or whatever, they’ve got some. So that’s what I mean by we’re seeing some stabilization. As Jeff said, that could change tomorrow, it could change when I go back down to my office and see who’s called in the last hour. But because it is — it’s going to continue to be variable and volatile and depending on market conditions. But basically a lot of what’s— what’s— what’s worked through, we’ve seen in our bottom line, and others have seen the same things. So we’re seeing a little bit of stabilization from that— that standpoint.

Rob Hinchliffe - UBS — Analyst

     Okay. Jeff, thinking about you’re saying you’re working— underutilizing your plants right now, why not— what’s the logic of building a new plant in Mexico? I get that, but why not just close a plant in the U.S., you get your overall company-wide utilization rate up?

Jeff Ornstein - Superior Industries — CFO

     It’s a very, very simple answer. It’s called timing. You need to— I wouldn’t think you’d want us to call up a Ford right now and say, oh, gosh, we’re going to close a plant, so we can’t ship you a wheel. You’re talking about timing. This all has to be orchestrated in an appropriate manner. You can’t just say, okay, tomorrow morning we’re going to shut the door in one of our plants. What do you do with all that tooling, with all that capacity that’s being done there? Even if it’s used 50 percent, it’s a question of, okay, we take all that — let’s just say you’re right, we should close one plant next month. We shut it down, move it, we move all the tooling and all that and all of a sudden things pick up a little bit. Now we’ve committed to these tooling orders and we cannot perform. That’s going to make us look just like everybody else in the industry.

That’s not our— that’s not what we’re trying to sell here. That’s not what we’re all about. We’re all about providing the best customer service and everything else and not ever having to go to our customer and saying, you know, we’ve made a commitment, but we don’t live up to our commitments. We’re here for the long haul. We’re here for quality, we’re here for service. Right now we don’t have the total capacity that satisfies orders. Yes, your point is absolutely valid, when Mexico is fully running at 2.5 million wheels and we’re still flat one of our plants will have to go, probably, but we’re not ready to discuss that or face up to that yet. That’s not a today issue.

Operator

     Darren Kimball, Lehman Brothers.

Darren Kimball - Lehman Brothers — Analyst

     I was wondering if could you talk a little bit about 2005 cash flow, what the major components are and what you might expect?

Jeff Ornstein - Superior Industries — CFO

     Well, I would guess that we’re going to be down in cash flow after covering capital expenditures. A lot will depend on the profit, you know, if cash flow — if profit comes in as we expect for the year, cash flow will be down slightly, but it doesn’t disturb us because this is a — what I’ll call a spike year because of building Mexico. So it doesn’t concern us. Again, I say, we have 150 million in the bank, so we’re certainly not focused on that issue as something that’s going to detract from anything we have in mind in the way of cost improvement, automation, building a new plant. Which, by the way, most of our competition just simply cannot do right now.

Darren Kimball - Lehman Brothers — Analyst

     But against the 80 million CapEx what do you think depreciation is going to look like?

Jeff Ornstein - Superior Industries — CFO

     I think I gave that projection but it’s 42 million.

Darren Kimball - Lehman Brothers — Analyst

     Okay. Sorry I missed that . Did you say anything about working capital?

Jeff Ornstein - Superior Industries — CFO

     No. In our business working capital is not a major element. It’s plus or minus 10 million so it really doesn’t— doesn’t really affect us that much. Our inventory turns rather rapidly. Or is deflected rather rapidly.

Darren Kimball - Lehman Brothers — Analyst

     Can you help us, at least conceptually, to think about, you know, what could affect the annualization of the— of the $0.30 from the first quarter? I mean, volume is obviously going to be, you know, going to be one of the deltas.

Jeff Ornstein - Superior Industries — CFO

     Volume, I don’t know what else could affect it. Volume I think is the single major issue right now. I think we know our pricing pretty well. Barring a major event, volume. Volume is going to be key. I think A, macro volume and B, if some competitor fails and all of a sudden we get a slug of new business. Which I don’t expect. We’re not counting on for this year.

Darren Kimball - Lehman Brothers — Analyst

     But if I’m not mistaken in past years you talked about the first quarter being the most challenging because the — you know, the pricing hits hard and the cost actions build throughout the year, I haven’t heard you talk much about that.

Jeff Ornstein - Superior Industries — CFO

     You know, again, I think the cost actions are continuous. It’s a continuous improvement. I don’t see it as a step function at this point. I think we’ve got the plans laid out, we know what we’re doing, it’s continuing to improve. And, again, it gets offset by the unabsorbed overhead that we have in all our plants.

Darren Kimball - Lehman Brothers — Analyst

     Okay. And with regard to the sales backlog, you know, it wasn’t—I think it was last quarter where you guys acknowledged that there were a couple of contracts that you’d lost, or at least intentionally walked away from because of, you know, as you described it, the insanity around the pricing. And it seems like now you’re describing a more stable environment in that regard, that you’re not out there having to make very difficult decisions about, you know, do you want to walk away from a piece of business just because the pricing doesn’t make sense. Has the environment changed so much in a couple of months or what?

Jeff Ornstein - Superior Industries — CFO

     I guess I ought to send Mike to Hawaii, it sounds like.

Mike O’Rourke - Superior Industries — SVP-Marketing

     Jeff, are you going to pay for it? Well, like we said before, it’s always going to be variable. It can change at any time, and we have to keep making the judgment calls about what is important to the overall core business that we have, volume wise. If there’s still programs out there that don’t make sense and, you know, those become an issue, then we have to respond like we have in the past. Right now I’m not seeing much of that. I think things, like I said before, are relatively stable. The big issue, as Jeff said, is the ongoing volume concern on some of these key programs, and what happens with inventory, vehicle inventories, as we go forward into the— rest of the year.

Jeff Ornstein - Superior Industries — CFO

     But this thing kind of comes in waves. Would you say that’s a fair way to say it? The activity at the car companies, they focus on different things, and all of a sudden you get a wave of programs that come up for bid or they want to reduce. It just depends on their pressure as well.

Mike O’Rourke - Superior Industries — SVP-Marketing

     Turbulent waves.

Jeff Ornstein - Superior Industries — CFO

     Yes, turbulent waves. They’re kind of a very — we respect our customers but they’re a major large organization with a lot of priorities and, every so often the priorities turn to wheels and all of a sudden we get this major wave of calls. Like Mike said, he goes down to his office and, boom, all of a sudden Chrysler is now on the phone, or Ford, or GM. It just depends on which day of the week and which week. But all he’s reporting right now is it’s a little calm.

Darren Kimball - Lehman Brothers — Analyst

     Lastly, I think this question may have been asked in different forms but the, you know, awhile back there you were talking about premium costs— excess costs related to wheel finish where the customers had become maybe, you know, more finicky, more picky. You were talking about difficulties in some new large wheel programs. And I was just wondering if you could, once again, clarify how much of that is still going on? Stuff where, you know, you’re putting in place solutions that has nothing to do with the capacity utilization issues but that could recede as you fix those problems?

Jeff Ornstein - Superior Industries — CFO

     I think you’ve raised a whole number of issues. It’s hard to answer exactly. Number one, a larger wheel does have a capacity impact, because in a plant that’s geared up for a smaller wheel, it’s going to take two hooks on a paint system, just to give you a simple example. So that’s number one.

Number two, we believe that— that finish concept that you’re raising is a— is a strength of ours. We have some abilities and some things that we can sell that could help and, you know, for a while there that wasn’t very popular to spend a little extra money to help sell a vehicle. Now it seems to be getting a little more popular again. We’re getting a lot of inquiries of that nature. But don’t confuse that with the fact that there’s tremendous pressure on our customers, namely GM and Ford, to get their cost down to sell cars, and there’s a natural conflict.

Because if you accessorize a car better, maybe you sell it better, but there’s a guy saying, I don’t want to spend that extra $10, $20, or whatever it is. And so they’re fighting each other I’m sure. The engineers— the styling people are probably at odds with the purchasing people and how that all settles out, it’s hard to say. But clearly those extra finishes and things are our strength, because that’s where we have the modern equipment. We have the better paint systems, we have the better abilities, we have the technical know-how that maybe some of the others haven’t been able to invest in. And we’re out there selling that.

Operator

     Walter Schlough (ph) of Walter and Edwin Schlough.

Walter Schlough - Walter and Edwin Schlough — Analyst

     We have a concern by the large short interest in the stock which is over 25 percent of your outstanding shares. Is the SEC interested in this as sometimes short people are working together to push the stocks down or whatever? Do you have any comments on that?

Jeff Ornstein - Superior Industries — CFO

     Yes, I can tell you that the SEC has passed a new legislation called — SHO — I don’t have the exact— I don’t have it in front of me. But basically what it says is they put a company on what they call a watch list. When they have a high degree of shorts, what they do is you get on this watch list, and if you stay on this watch list for so many days, you then cannot short the stock with a naked short. You have to cover. So they have to find stock. So that’s the way that SEC is regulating that. I’ve been made aware of that from our specialist, but that’s really nothing that the Company does or can be concerned about, but I did want to pass that on to you.

Operator

     Michael Bruynesteyn, Prudential Securities.

Michael Bruynesteyn - Prudential Securities — Analyst

     Could you— the miscellaneous income line dropped. I suspect some of that’s the Mexican plant, but could you just quantify that and maybe tell us what other factors were included?

Jeff Ornstein - Superior Industries — CFO

     Yes, that’s foreign exchange. Some euro transactions as well as some peso transactions. What happens is— what goes down there is you book a receivable or a payable denominated in a foreign currency as against the dollar; and then when you go to settle up, the transaction difference gets recorded in that line. And you are very correct that there have been some negative trends, action gains or losses that are recorded in that line.

Michael Bruynesteyn - Prudential Securities — Analyst

     Are there start-up costs for the Mexican plant in there, too?

Jeff Ornstein - Superior Industries — CFO

     No, sir. Negligible, if any. We really haven’t incurred much. It’s mostly construction activity at this point and it’s mostly senior staff level meetings. So there’s not a lot of costs that you would analyze or segregate into that category at this point in time.

Michael Bruynesteyn - Prudential Securities — Analyst

     That’s what it’s going to go once you get this— this project going, until you move it up to the operating—

Jeff Ornstein - Superior Industries — CFO

     — it’s big enough it’ll be a separate line and charged against operating income as I recall. We used to put it down there but I’m told now the accountants want it up in operating income as a separate line.

Michael Bruynesteyn - Prudential Securities — Analyst

     Okay, great. And then— when you talk about aluminum, in the past sometimes your activity in the aluminum market has worked in your favor, sometimes it hasn’t. Was it going in either way in this case in terms of—

Jeff Ornstein - Superior Industries — CFO

     — We’re— we’ve pretty much decided, and I think Steve’s behind this 100%, is we’re aluminum neutral now. We’re going to buy aluminum the way we sell it to our customers, and that’s the way we’re going to go. Yes, there’s always going to be a small amount that we try to take advantage of, maybe in a negotiation with a vendor in terms of an alloying charge, premium charge and that amounts to less than pennies. But it adds up in terms of dollars and it helps us but, no, we’re not taking any position on aluminum at this point in time, nor do we intend to.

Michael Bruynesteyn - Prudential Securities — Analyst

     Okay. And then the Hungarian JV earnings, with FX working in your favor, what’s holding back the growth there? You’re talking about a great opportunity in Europe, and yet FX is working in your favor and yet it’s more or less flat, I guess, is what you said.

Jeff Ornstein - Superior Industries — CFO

     I’ve commented and I’ll just repeat what I said, we’re— the competition in Europe is so bloody that— I’ll just give you an anecdotal story. Our other senior VP, who’s not with me today, is responsible for that area, came back and said he had a discussion with a BMW buyer, I believe it was, who said that he put out a target price of X and that several factories, family-owned, came in at X minus whatever, and he said to our guy, you know, the suppliers are doing my job for me. They’re already pushing the price down to fill their factory.

     So the competition is so fierce that the pricing is getting so intense that we’re just unwilling to ship wheels at a loss. So we’re kind of just kind of maintaining our business, we’re being a good niche player, we have a good cost base there, we have a good high quality, good reputation. So we’re basically an alternative source. We have a small market share and we’re satisfied with the kind of money we’re making and that’s kind of our strategy right now.

Michael Bruynesteyn - Prudential Securities — Analyst

     Okay. And then, finally, your press release mentions opportunities in China and other locations. Can you elaborate on that at all?

Jeff Ornstein - Superior Industries — CFO

     Yes, we are aggressively determining where we should locate our next factory after Mexico. It’s either China or it’s some other part of the world , and we have a lot of work to do. We’re doing a lot of work, and we’re not prepared to discuss anything specific in detail at this time; because we, prudently, have not made a final decision and I think our delay is probably appropriate based on everything that’s going on.

Operator

     Frank Danue of Adodge Capital.

Frank Danue - Adodge Capital — Analyst

     One quick question. Am I correct in assuming that you’re still shipping that part that TRW — or Tower— not TRW, but Tower was using?

Jeff Ornstein - Superior Industries — CFO

     Yes, I don’t know if you’ve read all the detail, but just quickly, they got — enough money in DIP, like 700 million as I recall. So we’ve worked terms with Tower, we’re not going to be out more than, let’s say, a half million dollars or so. They’re going to pay us, they’re going to pay us by Fed Ex directly to my attention on a very short fuse, and they’ve got the money to do that, and that’s been all approved, and we are shipping to them today and we do fully expect to be paid, and we won’t have a lot of exposure.

Frank Danue - Adodge Capital — Analyst

     So that revenue that you’ve been generating will still be generated by the product, right?

Jeff Ornstein - Superior Industries — CFO

     Correct.

Operator

     Jon Rogers, Smith Barney.

Jon Rogers - Smith Barney — Analyst

     I just — to follow up on Mike’s question, when you’re looking in China and potentially other parts of the world, is that with the attitude that you will ship back into North America from there, or are you more focused on local markets?

Jeff Ornstein - Superior Industries — CFO

     Well, I said in my comments we’re focused on local markets. We will, in the initial phase, consider moving product back here, and part of that’s a little defensive move to understand it better. But our main focus is making money, and the money is to be made in those markets.

Jon Rogers - Smith Barney — Analyst

     Okay. As we look at maybe the next couple of years, you have some large customer programs that are— that are turning over. Is it — now that you said that price has stabilized a little bit, if we look at maybe some of the GM large SUV platform is it reasonable to say that with the additional content there, maybe better wheels, that your pricing one generation to the next is relatively stable?

Jeff Ornstein - Superior Industries — CFO

     Well, I would just comment that— we’re not going to give any specifics, obviously, but I’ll repeat our strategy. When it comes to core program, and you can assume that big GM program you happen to be referring to is a core program, we’re going to do anything possible to keep that business and we’re going to work very hard, sharpen our pencils as best we can; because it represents a huge volume to this company and obviously there’s a lot more flexibility when you have a large volume of wheels. Beyond that I can’t comment specifically.

Operator

     Jonathan Steinmetz, Morgan Stanley.

Steve Girsky - Morgan Stanley — Analyst

     It’s Steve Girsky.

Jeff Ornstein - Superior Industries — CFO

     What’s your GM and Ford forecast? That’s what I want to know.

Steve Girsky - Morgan Stanley — Analyst

     It’s ugly.

Jeff Ornstein - Superior Industries — CFO

     Yes, that’s what I was afraid of.

Steve Girsky - Morgan Stanley — Analyst

     Let me ask you— so I guess what I’m hearing is, your visibility on changes and their schedules have come down a lot. Is that the message? Because they just— GM just cut 25,000 units out last— last—the last time we —.

Jeff Ornstein - Superior Industries — CFO

     Okay. Once again, you know my position on this. Those schedules that you get are good for about three minutes. They don’t bear resemblance to what they’re actually— factories are doing. They’re good for spin.

Steve Girsky - Morgan Stanley — Analyst

     Do you get a rolling six week? Or what do you get?

Jeff Ornstein - Superior Industries — CFO

     We get them every week and they show them rolling out three months but you can’t rely on them. Today— today, when I say today, this current environment, we’re just relying on the one week in, because they’re just changing — I haven’t seen this volatility in quite a while.

Steve Girsky - Morgan Stanley — Analyst

     And it’s GM or Ford, or is it both?

Jeff Ornstein - Superior Industries — CFO

     Both. You’ve got, what, Freestar over at Ford that’s just been terrible. You’ve got GM T-800 right now.

Mike O’Rourke - Superior Industries — SVP-Marketing

     It’s really all of the above. It’s the industry—

Jeff Ornstein - Superior Industries — CFO

     — the only thing that’s doing well is like the new hot product, like a Mustang seems to be fairly stable right now because it’s a new product and it’s in demand, and it’s a great looking car by the way.

Steve Girsky - Morgan Stanley — Analyst

     And if you’re seeing it— you talked about one bankruptcy in the wheel business, what’s to stop this from being more? We’re with you. We hope you’re right. And then that sort of — you got a big balance sheet here still. What about consolidation in the wheel business? Is that likely or —.

Jeff Ornstein - Superior Industries — CFO

     Well, I think what I’d— what I’d rather see is some of these weak players just go out and we take the business over. We don’t need their lousy facilities and their lousy —.

Steve Girsky - Morgan Stanley — Analyst

     Yes, but the problem is they go out and they don’t go away. That’s sort of the problem.

Jeff Ornstein - Superior Industries — CFO

     Yes, I hear you but at some point they’re going to go away because they’re not going to be able to accommodate large programs, and if they have bad quality problems, they’re not putting the money in necessary, they’re not going to be able to respond to finish, they’re not going to be able to respond to quality. Remember, it’s still a very highly engineered safety product and a lot of money goes into making sure that every day and every engineering change and every designer gets satisfied. So those guys are really upset right now with the purchasing people.

Steve Girsky - Morgan Stanley — Analyst

     So if we’re not going to see more — historically you have not been a big believer in consolidation, like you guys leading consolidation in the wheel business.

Jeff Ornstein - Superior Industries — CFO

     Correct. And the reason is, is because our facilities are nonunion, we put them in the right place, we start from a clean sheet of paper, we put in all the automation, the material handling, all those are major factors. You’re talking about a wheel that gets a little bit of a nick on it and you’ve got to throw it in the— in the scrap pile. You want to say something Mike?

Mike O’Rourke - Superior Industries — SVP-Marketing

     I’m just adding interchangeability. The ability to use one of our greatest strengths which is interchangeability of our—

Jeff Ornstein - Superior Industries — CFO

     Among our plants, yes. Okay. Mike points out that some of these facilities have different technologies or haven’t been set up the same way so our tooling may not fit in some of these facilities. That’s the point, yes.

Steve Girsky - Morgan Stanley — Analyst

     And —.

Jeff Ornstein - Superior Industries — CFO

     — we get a Freestar go down we can take another wheel and move into it that plant and keep the plants at an efficient level because the experience is a big factor in our business. It’s still not a computerized turnkey business. There’s still lots of variability, particularly in the casting process, to make sure you’ve got it under control, and equipment is a big piece of that.

Steve Girsky - Morgan Stanley — Analyst

     Okay. We’re not going to consolidate other companies. The cash flow isn’t going to be stellar here but it’s not going to be a disaster.

Jeff Ornstein - Superior Industries — CFO

     Right.

Steve Girsky - Morgan Stanley — Analyst

     Why do we keep a— do we need the balance sheet this big?

Jeff Ornstein - Superior Industries — CFO

     Steve Borick is here, he’d like to comment on that, Steve.

Steve Borick - Superior Industries — CEO

     I’ve been kind of quiet today. So for everybody that’s still on the phone I appreciate everybody following Superior, as usual. I’m going to be cautious in my statements because some people don’t like what I say anymore, but I’m going to say that we have a sound strategy in place for this company; both short-term and long term, and the long-term strategy I’m very excited about. One of my directors asked me yesterday on a score of one to ten how do you feel like your strategy is and I said it’s a 20. And I mean that because we know where we’re going, we know what our business is about, we understand it better than anybody else.

Our OEMs know from the engineering side there’s nobody better. We continue to do things for them that nobody else can do. We’ll continue to do that, and in some cases it’s frustrating because there are costs associated with that. But strategically what this new plant in Mexico, which I’m fully involved in, in fact, very involved in the intricacies of it because of what we need to do in the way of automation and state-of-the-art. Those footprints are going to continue as we globalize this company. It’s not that I don’t believe that we’re going to see price increases in the future somewhere, but I can’t bank on them, and I can’t count on them. But I can count on the fact that we are— we are becoming a aggressively strong company in lower cost production, and the way to do that obviously is to continue to look outside of the U.S. where we have to, and consolidating what we need to internally in the U.S.

That’s part of the long-term strategy. We’re not where we want to be on that yet because I still need the production. But as I build new plants we’ll have to look at that.

Steve Girsky - Morgan Stanley — Analyst

     Right. But how big a balance sheet, Steve, do you need to execute this strategy?

Steve Borick - Superior Industries — CEO

     Probably over the next five years 250, $300 million. So I want to be cautious about spending dollars. Sure, it’s easy for me to look at 750 million in equity. I know I can leverage. I don’t want to leverage if I don’t have to. I know my cash flow is going to decrease this year. I have no problem with that. I’m looking at returns on my investments, particularly in these new facilities that are very sound.

What I don’t know is what’s going to happen with the OEMs. What I don’t know is is Ford and GM going to continue to lose market share in the future. We continue to work with the other as, quote unquote, transplants to garner additional business. We’ve add great relationship with DaimlerChrysler. We’ll continue that. They love what we’re doing. So I have to put all those pieces of the puzzle, you know, when I get beat up and someone says, you know, the old man did a great job, what happened, the son hasn’t done anything. Nobody’s looking at the fact that our prices are down 40 percent.

And the fact that we’ve done a lot of things strategically to offset some of that pricing, but you can’t do it overnight. And when I tell that to the OEMs, they say too bad, if you want the business, here’s the price. We’re willing to take that business because we though downstream when we look at our operations overall, and certainly our operations outside of the U.S., that we have the pricing power and the cost arrangements and the ability to perform and give the OEMs what they want. So I want to be careful on my balance sheet and what we need as we look at the next jump.

As we look at globalizing the Company further, there are opportunities that we’re in the middle of right now, quite frankly, that we believe have very strong benefits for us in the next two to four years. I don’t know where they are cost-wise yet, so I want to be cautious on that as we get through this next period. The Mexican plant I’m pushing very hard. We have 400 people on the ground working on that plant today, on the construction site, and we’re making the final major decisions on the rest of the capital equipment. I’m actually leaving for Arkansas tomorrow morning to meet with facilities to finish up the last major 40 or $50 million worth of capital equipment purchases; so we can get them on the books, so we know in the spring of next year we can be in ramp up on this new facility. As we do that we’re going to see a change that’s going to be a very significant opportunity for the Company in the future, and I want to be conservative, Steve, that’s really where I’m at.

Operator

     Fritz Von Carp (ph), Sage Asset Management.

Fritz Von Carp - Sage Asset Management — Analyst

     I was just wondering if could you help me understand how the first quarter guidance fits together a little better, how we get to the $0.30 number? It seems to me that— that— that— I mean, your comments— it didn’t seem entirely consistent with your comments on the pricing continued tough and that— and the absorption issues. Just help me understand a little bit better.

Steve Borick - Superior Industries — CEO

     Well, Jeff has stepped out of the room, so this is Steve. The key for the first quarter has been that we were pretty comfortable as we started looking at it, and as we’ve kept hearing in November and December that we’re going to see production cuts. We’ve had to see the reduction in our earnings in the first quarter. We have all of our facilities operating. Some of them are not operating, obviously, at capacity levels, that can absorb and yet we need them because I don’t have — I can’t take a facility and shut it down and move everything to another facility and fill it up. So we have to sort of keep that balance, and that’s having some impacts on the first quarter. Does that help?

Fritz Von Carp - Sage Asset Management — Analyst

     Well, how much— how much do you think you will — I mean, the price decline is— or the volume decline, excuse me, is worse year-on-year in Q1. How much— how do we think about, you know, how much — going from Q4 to Q3, how much you lose from absorption and price, and then how much you make up from, you know, from cost savings or whatever? Could you —

Steve Borick - Superior Industries — CEO

     I’m going to pass that on to Jeff.

Jeff Ornstein - Superior Industries — CFO

     I’m not sure I know what you’re asking, but — what are you saying?

Fritz Von Carp - Sage Asset Management — Analyst

     Just so I can get some more faith in the first quarter estimate, I mean, if you could give us some of the pieces that go into — let’s see if we were going from Q4 to Q1, I mean you’ve told what you the shipments will be.

Jeff Ornstein - Superior Industries — CFO

     My only recommendation is go to church. We don’t give out details of every element. The fourth quarter was off 6 percent in shipments. We’re going to be off 15 percent, so I don’t know exactly how to answer your question.

Operator

     Adam Camora (ph), Entrust Capital.

Adam Camora - Entrust Capital — Analyst

     I was curious a little bit more on the pricing outlook. You’ve said that it’s quiet on the pricing front which I guess means prices, I guess, will be flat year-over-year. Is that because, you know, we haven’t had all those full conversations yet with the OEMs for the rest of the year, or —.

Jeff Ornstein - Superior Industries — CFO

     Let me just correct something right off the bat. We said pricing is stable, you know. OEM suppliers are expected to reduce prices year in and year out. They’re called productivity improvements. So let’s just start with that. When we said they’re stable, we’re just trying to make you understand that the amount or the depth of pricing is not exacerbating to the point where we’re taking another big hit as we did at the beginning of ‘04.

Adam Camora - Entrust Capital — Analyst

     Got it. Okay. That was actually part of my — that was actually going to be a follow-up question then.

Jeff Ornstein - Superior Industries — CFO

     Right. But prices are still generally coming down for productivity, et cetera, which we offset with our cost improvements.

Adam Camora - Entrust Capital — Analyst

     And that’s typically, what, 3 to 5 percent a year?

Jeff Ornstein - Superior Industries — CFO

     We’re not going to comment on the percentage because, number one you’ve got a complicated product. You’ve got a material pass-through, so you’re only looking at the labor and overhead and we just don’t give out the percentage reductions. You’ll have to just assume that from the price increase.

Adam Camora - Entrust Capital — Analyst

     My other question is just longer term, in your press release you were talking about, you know, how the industry has changed from China and other emerging economies. Can you talk a little about what volumes you’re seeing come from China? Have they been successful yet on the platform — on garnering any real significant platform work for OEMs?

Jeff Ornstein - Superior Industries — CFO

     No, we don’t know for sure but the number of wheels coming from China at this point is not terribly significant.

Adam Camora - Entrust Capital — Analyst

     So do you see that changing anywhere in the near term or just sort of what’s the outlook on that?

Jeff Ornstein - Superior Industries — CFO

     That’s the tough question, as to what happens from here on out, you tell me what happens to the Japanese— Chinese currency, you tell me what happens to shipping costs and, you know, we’ll tell you. But right now it’s hard to say. The Chinese continue to execute and perform. They’re doing a small number of wheels, very simple wheels, small wheels. Can they perform when the things get tougher, the volumes get higher? Will they shut down a plant? Will they have failed deliveries because the ship doesn’t make it or there’s a quarantine and they’re not able to get back through the supply chain in the warehouse on the ocean and also in their plant; with the time difference, with the language difference, et cetera.

Adam Camora - Entrust Capital — Analyst

     Okay. Then can you — last question. Can you just help us understand, you were talking about how competition in Europe is very tough right now, what the pricing differential is on a similar wheel between the U.S., Europe and Asia?

Jeff Ornstein - Superior Industries — CFO

     I’d rather not comment on that.

Operator

     David Leiker.

David Leiker - Robert W. Baird — Analyst

     Yeah, just one question. On the Mexican plant what is your timing for opening that?

Jeff Ornstein - Superior Industries — CFO

     I would say that construction will be substantially complete by the end of the year, hopefully we can make one sample wheel right around that time, and then, you know, with maybe an official opening near the end of the first quarter ‘06, maybe up to full capacity by the end of ‘06. Just rough timing.

Steve Borick - Superior Industries — CEO

     Middle of ‘06.

Jeff Ornstein - Superior Industries — CFO

     Middle, may be even a little more aggressive. But a lot’s going to depend on what we need to do as well. Hopefully we can move that up, but I want to be a little conservative at this point.

David Leiker - Robert W. Baird — Analyst

     I saw one other hole here I needed to fill. How many shares have you bought for the year?

Jeff Ornstein - Superior Industries — CFO

     For the year it was 203,600.

David Leiker - Robert W. Baird — Analyst

     Do you have a dollar amount of what that was for the quarter?

Jeff Ornstein - Superior Industries — CFO

     $30.53.

Steve Borick - Superior Industries — CEO

     $707 million.

Jeff Ornstein - Superior Industries — CFO

     Operator, is that it?

Operator

     We have three more follow-up questions.

Jeff Ornstein - Superior Industries — CFO

     Okay. Go right ahead.

Operator

     Ronald Tadross.

Ronald Tadross - Banc of America Securities — Analyst

     I just wanted to touch on quickly your production. The topic of production flexibility, just let me give you a scenario and see what you think. If — if you had a customer — if you had a program that you were delivering wheels to, and let’s just say the volume fell by 100,000 units. And then you had another program, say a new piece of business, and it gave you another 100,000 units of new business, assuming the average selling prices were the same, would this be a margin-neutral event? Like would you guys be able to basically have the same margin given that swap in volume?

Mike O’Rourke - Superior Industries — SVP-Marketing

     I would answer it, it would depend on a lot of factors. Wheel size, finish.

Jeff Ornstein - Superior Industries — CFO

     You can’t generalize on stuff like that. Just depends on the volumes and —.

Ronald Tadross - Banc of America Securities — Analyst

     I guess what I’m getting at is are the variable margins higher on a pieces business — you lose than on a piece of business you would bring in new?

Jeff Ornstein - Superior Industries — CFO

     There’s no such thing as a standard wheel that’s exactly the same. Every wheel is so different in terms of how it fills capacity of a plant what the requirements are with the design. The wheel can be exactly the same weight, exactly the same size but one has a particular window that’s a difficulty, one has a cosmetic issue that comes with it because of the way they design—

Ronald Tadross - Banc of America Securities — Analyst

     Maybe you could just —.

Jeff Ornstein - Superior Industries — CFO

     — is a major, major factor in corresponding to cost.

Ronald Tadross - Banc of America Securities — Analyst

     So are you telling me that though there is a chance that the margin — it could be a margin-neutral issue, or is there a good likelihood?

Jeff Ornstein - Superior Industries — CFO

     I would say there’s a good likelihood we could make more money, the same money or less money. I’m not sure where you’re going with that.

Ronald Tadross - Banc of America Securities — Analyst

     What I’m trying to understand is if the issue here is not necessarily what your competitors do in terms of them going out of business and you getting new business, but maybe— or is the issue — or is it more important what your existing programs are doing?

Jeff Ornstein - Superior Industries — CFO

     I would say in order of importance, number one is volume. It’s more important that we have volume. Number two is costs. That we continue to do the things Steve is doing, which is reducing the costs by bringing in automation, cleaning up these factories that have higher cost structures.

Ronald Tadross - Banc of America Securities — Analyst

     So you think that if your customer has lost business and you brought new business on you could conceivably —.

Jeff Ornstein - Superior Industries — CFO

     — our competitors, you’re saying our competitors lost business, we bring new business on, it’s obviously incremental. Incremental business is good. It always has been for this company. But in terms of a particular wheel and whether has a higher margin or not; number one, I don’t report margin by wheel, nor customer, nor any other break down. Every wheel— it’s different. It’s like a big supermarket. You got some wheels you make a lot of money on, you’ve got some wheels you make less money on. It all depends on what strategically it means to this company, as we’ve said.

If it’s a core program, major volume, and it fills up a half a plant, yes, we’re going to get pretty darn aggressive and take a little less margin. If it’s a small program that has a lot of extreme difficulties, we’re going to be less aggressive in the pricing. So I can’t really answer your question. You’re trying to get me to disclose profit by wheel and I won’t do it.

Ronald Tadross - Banc of America Securities — Analyst

     I’m not, Jeff. I’m just trying to understand — understand your production flexibility , basically.

Jeff Ornstein - Superior Industries — CFO

     Mike’ll try to answer it.

Mike O’Rourke - Superior Industries — SVP-Marketing

     The only thing I would add, Ron, is in the type of situation that you’re describing, the key for us would be how we execute and our ability to bring something in quick to market to mitigate the potential loss and impact of volume on another program and what we proved last year successfully with Jeep is we can do that.

Jeff Ornstein - Superior Industries — CFO

     I was just going to add that that’s our strength. One of the risks you run is because it’s a highly engineered safety product, you get this wheel bid, you get a design, right, Mike, and our people have to sit down and decide what are the complications going to result when you get in production. Is it going to be, you know, like the cosmetic? Is it going to be in casting? Is it going to be processes? Is it going to be thin walls or whatever? Is it going to be small button cap and larger wheel? That’s where we shine. That’s our engineering ability. That’s where we’ve done it ten times more than everybody else and we’ve got better experience, better people. We’re going to get to better answer on how to price and understand whether we take that business or not.

Ronald Tadross - Banc of America Securities — Analyst

     Alright, just one last thing. If you— as the — some of your customers programs fall in volume and you go to reprice those programs for the next generation, will you guys consider raising price to cover the lower — because of the lower volume?

Jeff Ornstein - Superior Industries — CFO

     Well, again, prices are set competitively. I’ll just end with that comment. Fair enough, Mike?

Mike O’Rourke - Superior Industries — SVP-Marketing

     Yes. Prices are set competitively.

Operator

     Michael Bruynesteyn.

Michael Bruynesteyn - Prudential Securities — Analyst

     Could you just talk about your major programs for a minute and maybe just rank the highest volume ones in terms of importance to Superior, like you mentioned the F-150, the 800, the Explorer, I think the Expedition. You’ve talked about—

Mike O’Rourke - Superior Industries — SVP-Marketing

     You got them.

Michael Bruynesteyn - Prudential Securities — Analyst

     Those are the — what about like the Focus? I mean, some of the Dodge programs are coming up for you. The Ram and the Durango. Which are the really biggest ones in terms of importance to you?

Jeff Ornstein - Superior Industries — CFO

     Grand Cherokee, Durango. You’ve named them.

Steve Borick - Superior Industries — CEO

     We’re not going to give them to you in order, Michael.

Jeff Ornstein - Superior Industries — CFO

     He’s named them. Mustang is the only one you didn’t mention.

Steve Borick - Superior Industries — CEO

     And they all take aluminum wheels.

Jeff Ornstein - Superior Industries — CFO

     You got them.

Michael Bruynesteyn - Prudential Securities — Analyst

     Okay.

Jeff Ornstein - Superior Industries — CFO

     I gave out the top ten.

Operator

     Fritz Von Carp.

Fritz Von Carp - Sage Asset Management — Analyst

     If you already gave this I apologize for asking you to repeat it, but did you say what the free cash flow was for ‘04?

Jeff Ornstein - Superior Industries — CFO

     Negative. We don’t have that yet. But we can get that to you. Just send me an e-mail.

Fritz Von Carp - Sage Asset Management — Analyst

     Okay. And how much of your capital spending in— in ‘05 is on the Mexican plant?

Jeff Ornstein - Superior Industries — CFO

     Probably 70 percent, probably 60 million, 55, 60 million.

Steve Borick - Superior Industries — CEO

     Maybe a little more.

Jeff Ornstein - Superior Industries — CFO

     Well, it depends on cash, see. We’ve got ‘80 million committed. But some of it will fall into 6 because of the way we pay.

Steve Borick - Superior Industries — CEO

     If I aggressively push.

Jeff Ornstein - Superior Industries — CFO

     Yes, well we can do that at that time.

Steve Borick - Superior Industries — CEO

     We’ll know better by the second quarter.

Fritz Von Carp - Sage Asset Management — Analyst

     Okay. But 60 or a little bit more than that.

Jeff Ornstein - Superior Industries — CFO

     Is that it, operator?

Operator

     Yes, Mr. Ornstein, I’ll turn the call back over to you for any additional or closing comments.

Jeff Ornstein - Superior Industries — CFO

     Thanks, everybody, have a nice weekend. And thanks for your interest.

Operator

     That concludes today’s teleconference. Thank you all for your participation. You may now disconnect.